UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Mine Safety Appliances Company

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MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF

    MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Thursday, May 11, 2006, at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors:    The election of two directors for a term of three years;

(2)    Election of Director:    The election of one director for a term of one year;

(3)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2006;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 17, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 30, 2006

March 30, 2006

MINE SAFETY APPLIANCES COMPANY

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the “Company”) of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 11, 2006, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

VOTING SECURITIES AND RECORD DATE

As of February 17, 2006, the record date for the Annual Meeting, 36,545,045 shares of Common Stock were issued and outstanding, not including 3,000,525 shares held in the Company’s Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See “Stock Ownership—Beneficial Ownership of Management.”

Only holders of Common Stock of the Company of record on the books of the Company at the close of business on February 17, 2006 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company’s 4 1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

See “Stock Ownership” for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company’s Common Stock.

PROPOSAL NOS. 1 AND 2

ELECTION OF DIRECTORS

At the Annual Meeting, two directors will be elected to serve until the Annual Meeting in 2009 (Proposal No. 1), and one director will be elected to serve until the Annual Meeting in 2007 (Proposal No. 2). The Board of Directors and its Nominating and Corporate Governance Committee recommend a vote FOR the election of the nominees named below, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Corporate Governance Committee in the event a nominee named becomes unavailable for election.

Calvin A. Campbell, Jr. has been nominated for election to the class of directors whose terms expire at the Annual Meeting in 2007 because prior to the 2007 Annual Meeting he will reach age 72, which is the normal retirement age for directors. John T. Ryan III, who is currently a member of the class whose terms expire at the Annual Meeting in 2007, has been nominated to replace Mr. Campbell in the class of directors whose terms will expire at the Annual Meeting in 2009.

The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting:

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since
Nominee for term expiring in 2007
Calvin A. Campbell, Jr.	Retired (2003); formerly Chairman, President and Chief Executive Officer, Goodman Equipment Corporation (manufactured underground mining and tunneling locomotives and parts and services for plastics injection molding machinery)	71	1994
Nominees for terms expiring in 2009
Thomas B. Hotopp	Retired (2003); formerly President of the Company	64	1998

John T. Ryan III	Chairman and Chief Executive Officer of the Company	62	1981
Continuing Directors with terms expiring in 2007
James A. Cederna	Owner and President, Cederna International, Inc. (executive coaching)	55	2002

John C. Unkovic	Partner and General Counsel, Reed Smith LLP (full service law firm)	62	2002
Continuing Directors with terms expiring in 2008
Diane M. Pearse	Chief Financial Officer, Crate and Barrel (home furnishings retailer)	48	2004

L. Edward Shaw, Jr.	Senior Managing Director, Richard C. Breeden & Co. (multi-disciplinary professional services firm); Director of HealthSouth Corporation	61	1998

Thomas H. Witmer	Retired (1998); formerly President and Chief Executive Officer, Medrad, Inc. (manufacturer of medical devices)	63	1997

Mr. Cederna was Chairman, President and Chief Executive Officer of Calgon Carbon Corporation until February 2003. From April 2000 to January 2001, Ms. Pearse was Chief Financial Officer of iCastle.com, Inc., a home improvement business. Mr. Shaw was Executive Vice President and General Counsel of Aetna, Inc., a health care and group benefits insurer, until his retirement in December 2003. From January 2004 to September 2004, Mr. Shaw was an attorney in private practice, and from September 2004 to January 2006, he was of counsel to Gibson, Dunn & Crutcher LLP, a full service law firm. Mr. Shaw is the brother-in-law of Mr. Ryan. Each other director has engaged in the principal occupation indicated in the above table for at least the past five years.

Director Independence

The Board of Directors has determined that each of directors Campbell, Cederna, Hotopp, Pearse, Unkovic and Witmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is therefore an independent director. In reaching these determinations, the Board reviewed the director’s individual circumstances, the corporate governance rules of the New York Stock Exchange and the following standards:

(a)(i) A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of the employment relationship.

(ii) A director who receives, or whose immediate family member receives (other than in a non-executive officer employee capacity), more than $100,000 per year in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service) is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

(iii) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

(iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

(v) A director who is currently an executive officer or an employee, or whose immediate family member is currently an executive officer, of a company that makes payments to or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenue, is not independent until three years after falling below such threshold.

(b) In addition, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of the company he or she serves as an executive officer; (ii) if a director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company he or she serves as an executive officer; and (iii) if a director serves as an executive officer of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 2% of that organization’s annual revenue. (The Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for this purpose.) A commercial relationship in which a director is an executive officer of another company that owns a common stock interest in the Company will not be considered to be a material relationship which would impair a director’s independence. The Board will annually review commercial and charitable relationships of directors.

(c) For relationships outside the safe-harbor guidelines in (b) above, the determinations of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in (a) and (b) above. For example, if a director is the executive officer of a charitable organization, and the Company’s discretionary charitable contributions to the organization are more than 2% of that organization’s annual revenue, the independent directors could determine, after considering all of the relevant circumstances, whether such a relationship was material or immaterial, and whether the director should therefore be considered independent. The Company would explain in its proxy statement the basis for any Board determination that a relationship was immaterial, despite the fact that it did not meet the safe-harbor for immateriality set forth in paragraph (b) above.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and certain other committees.

The Audit Committee, which met six times during 2005, assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and financial reporting process. The Committee selects and recommends annually to the Board and the shareholders the independent registered public accounting firm to audit the Company’s financial statements, approves in advance all audit and non-audit services performed by the independent registered public accounting firm, reviews the plans, findings and recommendations of the independent registered public accounting firm, and reviews and evaluates the performance of the independent registered public accounting firm, their independence and their fees. The Committee reviews and discusses with management and the independent registered public accounting firm the Company’s financial statements and reports, its internal and disclosure controls and matters relating to the Company’s internal control structure, its business ethics policy and legal and regulatory compliance. The current members of the Audit Committee are directors Campbell, Cederna, Pearse and Witmer, each for a term expiring at the 2006 organizational meeting of the Board of Directors. The Board of Directors has determined that Director Pearse is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

The Compensation Committee presently consists of directors Campbell, Cederna, Unkovic and Witmer, each for a term expiring at the 2006 organizational meeting of the Board. The Compensation Committee, which met four times in 2005, reviews and approves the annual goals, objectives and performance of the Company’s chief executive officer, reviews and approves the compensation of the Company’s executive officers and other key executives and monitors the effectiveness of the Company’s employee benefit offerings. A report of the Compensation Committee as to its policies in determining the 2005 compensation of the Company’s executive officers appears later. The Compensation Committee also administers the Company’s 1998 Management Share Incentive Plan (the “MSIP”).

The current members of the Nominating and Corporate Governance Committee are directors Campbell, Cederna, and Unkovic, each for a term expiring at the 2006 organizational meeting of the Board. The Committee, which met two times in 2005, reviews and makes recommendations to the Board regarding the composition and structure of the Board, criteria and qualifications for Board membership, director compensation and evaluation of current directors and potential candidates for director. It is also responsible for establishing and monitoring policies and procedures concerning corporate governance. Further information concerning the Nominating and Corporate Governance Committee and its procedures appears below.

Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines which cover a wide range of subjects, such as the role of the Board and its responsibilities, Board composition, operations and Committees, director compensation, Board and management evaluation and succession planning, director orientation and training and communications with the Board. The Corporate Governance Guidelines, as well as the Charters of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees and the Company’s Code of Business Conduct and Ethics for directors, officers and employees, are available in the Investor Relations section of the Company’s website at www.MSAnet.com. Such material will also be furnished without charge to any shareholder upon written request to the Corporate Secretary at the Company’s address appearing on page 1.

The Corporate Governance Guidelines provide that it is the Company’s practice for the non-management directors to meet at each Board meeting in executive session, with no members of management present. The non-management directors include, in addition to the independent directors, any other director who is not a current officer of the Company. In addition, the independent directors hold at least one executive session per year. A chairperson for the executive sessions is selected annually from the chairpersons of the Audit, Compensation and Nominating and Corporate Governance Committees. A chairperson who serves in that role may not be the chairperson of the executive sessions again until at least two years have passed since he or she last held the position. In 2005, director Cederna served as chairperson of the executive sessions of the non-management directors and the independent directors.

The Board of Directors met on thirteen days during 2005. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. In 2005, all members of the Board of Directors attended the Annual Meeting.

Vote Required

In the election of directors for terms expiring in 2009, the two candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. In the election of a director for a term expiring in 2007, the candidate receiving the highest number of votes cast by the holders of Common Stock voting in person or by proxy will be elected as a director. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

The Company’s Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2006 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

The following table sets forth information concerning the annual, long-term and other compensation earned from the Company and its subsidiaries for the years 2005, 2004 and 2003 by the persons who were in 2005 the chief executive officer and the other four most highly compensated executive officers of the Company (the “Named Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(2)	Shares Underlying Stock Options (# of Shares) (3)	All Other Compensation ($)(4)

John T. Ryan III	2005	$625,646	$378,378	$275,625	51,294	$79,703
Chairman and	2004	$586,618	$763,370	$212,048	76,069	$76,580
Chief Executive Officer	2003	$555,990	$744,750	$207,045	205,575	$59,319

William M. Lambert	2005	$308,072	$158,153	$111,375	20,443	$30,262
Vice President;	2004	$282,155	$297,350	$102,762	36,119	$29,362
President,	2003	$259,647	$300,760	$100,250	97,629	$20,675
MSA North America

James H. Baillie	2005	$336,536	$158,742	$82,878	15,212	$25,195
Vice President;	2004	$325,547	$209,229	$80,856	28,419	$24,821
President, MSA Europe	2003	$304,705	$252,927	$76,824	74,700	$33,041

Rob Cañizares M.	2005	$286,093	$126,958	$77,000	14,133	$27,872
Vice President;	2004	$271,077	$188,550	$66,239	23,279	$26,572
President, MSA	2003	$245,000	$163,460	$64,766	62,931	$18,686
International

Dennis L. Zeitler	2005	$276,235	$138,468	$87,000	15,969	$15,411
Vice President, Chief	2004	$255,899	$260,890	$70,274	24,699	$ 8,656
Financial Officer and Treasurer	2003	$240,674	$252,430	$68,556	66,747	$ 8,656

(1)	For each year, the incremental cost to the Company of personal benefits provided to any Named Officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2)

The amounts shown in this column represent the market values on February 23, 2005, March 9, 2004 and March 12, 2003 of restricted shares awarded on those dates. At December 31, 2005 the number and market values of restricted shares held by the Named Officers were as follows: Mr. Ryan, 32,524 shares

($1,184,036); Mr. Lambert, 15,268 shares ($555,832); Mr. Baillie, 11,734 shares ($427,176); Mr. Cañizares, 9,966 shares ($362,812); and Mr. Zeitler, 10,675 shares ($388,623). Holders of restricted shares receive dividends at the same rate as paid on other shares of Common Stock.

(3)	Share numbers have been adjusted to reflect the special distribution to shareholders in November 2003 and the 3-for-1 Common Stock split in January 2004.

(4)	2005 amounts include Company matching contributions to the Company’s Retirement Savings and Supplemental Savings Plans as follows: Mr. Ryan, $55,561; Mr. Lambert, $24,217; Mr. Cañizares, $18,986; and Mr. Zeitler, $6,755. The 2005 amounts also include life insurance premiums paid by the Company as follows: Mr. Ryan, $24,142; Mr. Lambert, $6,045; Mr. Cañizares, $8,886; and Mr. Zeitler, $8,656. The 2005 amount for Mr. Baillie is the amount paid to him in lieu of contributions to a retirement plan.

Stock Option Grants in 2005

The following table sets forth information concerning stock options granted to the Named Officers in 2005 under the MSIP:

Name	Number of Shares Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2005	Exercise Price ($/Share) (1)	Expiration Date	Grant Date Present Value (2)
John T. Ryan III	2,189	1.2%	$50.248	2/23/2010	$24,301
	49,105	26.3%	$45.68	2/23/2015	$802,574
William M. Lambert	20,443	10.9%	$45.68	2/23/2015	$334,125
James H. Baillie	15,212	8.1%	$45.68	2/23/2015	$248,634
Rob Cañizares M.	14,133	7.6%	$45.68	2/23/2015	$231,000
Dennis L. Zeitler	15,969	8.5%	$45.68	2/23/2015	$261,000

(1)	The exercise price is the market value of the Common Stock on the date the options were granted, except that in the case of the option for 2,189 shares granted to Mr. Ryan it is 110% of such value. The options became exercisable on December 14, 2005. The option for 2,189 shares granted to Mr. Ryan, and 2,189 shares of the options granted to each other Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code.

(2)	The grant date present value of the options has been determined utilizing the Black-Scholes option pricing model. The assumptions used to arrive at the present values were: stock price volatility of 34.14%, expected dividend yield of 2.00%, expected option term of five years for the option for 2,189 shares granted to Mr. Ryan and ten years for the remaining options, and a risk-free rate of return of 3.75% for the option for 2,189 shares granted to Mr. Ryan and 4.35% for the remaining options.

Stock Option Exercises and Year-End Values

The following table sets forth information concerning the stock options under the MSIP exercised by the Named Officers during 2005 and the stock options under the MSIP held by the Named Officers at December 31, 2005.

Name	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Shares Underlying Unexercised Options at 12/31/2005		Value of Unexercised In-the-Money Options at 12/31/2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Ryan III	51,989	$1,943,508	750,052	None	$17,649,953	None
William M. Lambert	53,378	$1,796,010	129,997	None	$2,257,326	None
James H. Baillie	85,694	$2,586,435	64,874	None	$857,095	None
Rob Cañizares M.	20,000	$575,540	48,343	None	$545,479	None
Dennis L. Zeitler	49,071	$1,832,125	40,668	None	$280,087	None

(1)	Represents the difference between the fair market value of the shares acquired on the date of the option exercise and the option price of those shares.

(2)	Represents the amount by which the December 31, 2005 market value of the shares subject to unexercised options exceeded the option price of those options.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on 2005 executive compensation:

Under its charter, the Compensation Committee of the Board of Directors is responsible for developing compensation policies for the Company’s executive officers and such other key executives as identified by the Committee that create a direct relationship between pay levels and corporate performance. The Committee is also responsible for monitoring the results of such policies to assure that the compensation payable to the Company’s officers and such other key executives provides overall competitive pay levels, creates proper incentives to retain and attract officers and executives, creates proper incentives to enhance shareholder value, rewards superior performance and is justified by the returns available to shareholders.

The Compensation Committee’s policy in approving salaries is designed to pay executive officer salaries at competitive levels necessary to attract and retain competent personnel while at the same time recognizing individual performance factors. To do this, the Company periodically retains compensation consultants to assist in evaluating each United States executive officer position and in determining the market level salary range for the position based on salaries paid for executive positions with similar duties and responsibilities by other manufacturing companies of comparable size and sales volumes. Between these periodic evaluations, market level salary ranges for each position are reviewed to reflect changes shown by data provided from compensation surveys. Within the market level salary range for each executive officer position, the salary to be paid to the individual officer is determined by taking into consideration the relationship of the officer’s current salary to the market level range and an evaluation of the officer’s individual performance made initially by the chief executive officer or the officer’s other immediate supervisor. In the case of the chief executive officer, the individual performance evaluation and the determination of the amount of the salary adjustment are made by the Compensation Committee.

The Company has one executive officer located overseas, James H. Baillie, Vice President of the Company and President of MSA Europe. Mr. Baillie’s salary is determined in a manner similar to that used for executive officers located in the United States, except that the market level salary range for his position is determined by reference to salaries paid for similar executive positions in Europe.

At its meeting in February 2005 the Committee considered executive officer salaries for the period April 1, 2005 through March 31, 2006. The increase in Mr. Ryan’s salary for this period was awarded in recognition of the Company’s outstanding performance for its shareholders in 2004 and Mr. Ryan’s uniquely superior individual performance.

Under the CEO Annual Incentive Award Plan, which was approved by the shareholders at the 2005 Annual Meeting, the amount of the annual bonus paid to the chief executive officer is determined by the level of achievement by the Company of one or more objective performance targets established at the beginning of the year by the subcommittee of the Committee which administers the Plan. For 2005, the targeted bonus amount was 60% of the market level salary midpoint for the chief executive officer position, with the actual amount determined by the percentage of achievement by the Company of a targeted level of income before extraordinary items. No bonus would be paid if the Company failed to achieve at least 50% of the performance target. The amount of the 2005 bonus paid to Mr. Ryan was determined in accordance with the formula established under the Plan based on the Company’s actual 2005 income before extraordinary items.

For officers other than the chief executive officer, the Company’s annual bonus policy operates in a manner similar to the CEO Annual Incentive Award Plan and is designed to make a significant percentage of the officer’s cash compensation dependent upon corporate and individual performance. At targeted levels for 2005, this percentage ranged from 30% to 45% of the median market level salary for the officer’s position. For the chief financial officer, the percentage of the targeted bonus earned is initially determined as the percentage of achievement by the Company of a targeted level of income before extraordinary items. For other officers, 25% to 50% of the initial bonus determination is based on the percentage of achievement of the income before extraordinary items target, and the remainder is determined based on the percentage of achievement of income or other targets established for the geographic areas and/or operating divisions with which the officer is associated. The initial percentage of the targeted bonus earned based on Company performance may be adjusted upward or downward for each officer based upon an evaluation of the individual officer’s performance during the year. Individual bonuses under the regular bonus program may not exceed 150% of targeted levels, and no bonus is paid based upon income before extraordinary items or other performance which is less than 50% of the targeted amount. The Committee may make exceptions to these rules in special cases. The total amounts payable as bonuses under the regular bonus program in any year for all participants, including the chief executive officer, may not exceed 6% of consolidated earnings before interest and taxes.

At its meeting in February 2005, the Committee determined to continue its practice of offering additional incentives to meet and exceed the Company’s annual income before extraordinary items target. Under the additional incentive plan approved for 2005, annual bonuses earned under the regular bonus plan would be increased by 10% if the Company’s income before extraordinary items exceeded the target by 5% and could be increased by up to 50% if the Company exceeded the target by a specified percentage amount. These same multipliers were reflected in the formulas established under the CEO Annual Incentive Award Plan, subject to the Plan’s limit on the maximum bonus payable to the chief executive officer. For 2005, the performance level necessary to trigger these additional incentives was not achieved.

The Committee is responsible for administering the Company’s shareholder approved 1998 Management Share Incentive Plan (the “MSIP”), which permits the Committee to make discretionary grants of stock options and restricted stock as incentives to executive officers and other key employees. Awards under the MSIP are intended to provide executive officers with long-term incentives in the form of stock-based compensation to remain with the Company and to work to increase shareowner value. Under both types of awards utilized under the MSIP, stock options and restricted stock, the value realized in the future by the officer is a direct function of the Company’s success in achieving a long-term increase in the market value of its Common Stock. The Committee’s long-term incentive award program under the MSIP was designed based on recommendations resulting from a study by a compensation consulting firm. Under the program, the annual dollar value of MSIP awards for each executive officer position is based on the market level annual dollar value of long-term incentive awards for similar positions, as determined from compensation survey data.

Each year, 75% of the dollar value of long-term incentive awards, as so determined, is made in the form of stock options and 25% in the form of restricted stock awards. The number of shares for which stock options are granted to each executive officer is determined by dividing 75% of the dollar value for the officer’s position by the per share value of the options as determined under the Black-Scholes option pricing model. Stock options are normally granted as incentive stock options within the limits established by the Internal Revenue Code and as nonqualified options above those limits. The option price is equal to the fair market value of the option shares as of the date the options are granted, except that in the case of incentive stock options granted to Mr. Ryan, the option price is 110% of the grant date fair market value. The options have a term of ten years, except that in the case of incentive stock options granted to Mr. Ryan the term is five years. The options granted in 2005 were originally scheduled to become exercisable three years from the date of grant, but in connection with the Company’s adoption of FAS 123R, the exercisability date was accelerated to December 14, 2005. The options generally are exercisable only while the grantee remains an employee of the Company or a subsidiary, except that the options may be exercised for limited periods after a termination of employment due to death, disability or retirement or a voluntary termination with the consent of the Company.

The number of shares awarded in the form of restricted stock is determined by dividing 25% of the dollar value of long-term incentive awards for each executive officer position by the per share market value on the date of the award. Restricted shares are awarded annually and vest on March 15 of the third year following the award date. Until vesting, the restricted shares are held in escrow by the Company, may not be sold and generally will be forfeited if the officer’s employment terminates other than by death, disability or retirement under a Company retirement plan. Unless and until the restricted shares are forfeited to the Company, the officer may vote and receive dividends on the restricted shares.

In accordance with the Committee’s long-term incentive program, the Committee granted stock options and restricted stock awards under the MSIP at its meeting in February 2005. The awards granted to Mr. Ryan were in the amounts determined under the program formulas.

Bonus awards under the CEO Annual Incentive Award Plan and stock options granted under the MSIP qualify as “performance-based compensation” exempt from the $1 million cap on deductibility of individual executive compensation under Section 162(m) of the Internal Revenue Code. At compensation levels projected for 2006, the Company does not anticipate that the deductibility of compensation paid to its executive officers will be affected by the Section 162(m) cap.

The foregoing report was submitted by the Compensation Committee of the Board of Directors:

Calvin A. Campbell, Jr., Chairman

James A. Cederna

John C. Unkovic

Thomas H. Witmer

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

Directors Campbell, Cederna, Unkovic and Witmer served as members of the Compensation Committee during all of 2005. The Board of Directors has determined that each of these directors is independent in accordance with the listing standards of the New York Stock Exchange.

Mr. Unkovic is a partner in the law firm of Reed Smith LLP, which provides legal services to the Company as its outside counsel.

Retirement Plans

The following table shows the estimated annual retirement benefits payable upon normal retirement at age 65 under the Company’s Non-Contributory Pension Plan for Employees to participating employees, including executive officers, in selected compensation and years-of-service classifications.

Years of Service	5 Year Average Compensation
	$200,000	$400,000	$600,000	$800,000	$1,000,000	$1,200,000
5	$12,272	$26,738	$41,205	$55,672	$70,138	$84,605
15	36,815	80,215	123,615	167,015	210,415	253,815
25	61,359	133,692	206,025	278,359	350,692	423,025
35	85,902	187,169	288,435	389,702	490,969	592,235
45	104,569	224,502	344,435	464,369	584,302	704,235

Notes:

1.	Years of service are based upon completed months of service from date of hire to date of retirement.

2.	The benefits actually payable under the plan will be subject to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code. These limitations have not been reflected in the table. However, the Company has a supplemental plan providing for the payment by the Company to officers on an unfunded basis of the difference between the amounts payable under the benefit formula of the pension plan and the benefit limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code.

3.	This table applies to employees born in calendar year 1946. The actual benefits payable will vary slightly depending upon the actual year of birth.

4.	The benefits shown have been calculated using the Social Security law in effect on January 1, 2006, with a maximum taxable wage base of $94,200 assumed until retirement.

The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are not subject to any Social Security or other offsets. Benefits under the plan are based on the highest annual average of the participant’s covered compensation for any five consecutive years of service, with covered compensation including salary and bonus. As of December 31, 2005, years of service under the plan for the Named Officers were: Mr. Ryan, 36.50 years; Mr. Lambert, 24.33 years; Mr. Cañizares, 2.95 years; and Mr. Zeitler, 29.00 years.

Mr. Baillie does not participate in the Company’s retirement plans, but instead receives an annual payment in lieu of retirement plan contributions. This payment is included under “All Other Compensation” in the Summary Compensation Table on page 5. Mr. Ryan also participates in the Retirement Plan for Directors. Under this plan, the annual benefit payable to Mr. Ryan upon retirement after 5 years service as a director, and commencing when the sum of age and years of service equals 75, would be $20,000.

The Company’s Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company’s group term life insurance in excess of $50,000 is replaced with individual insurance up to an approved amount. Premiums are paid by the Company and are included under “All Other Compensation” in the above compensation table. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or (ii) to have the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $66,667 for Mr. Ryan, $50,000 for Mr. Lambert, $40,000 for Messrs. Cañizares and Zeitler. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Baillie does not participate in this program.

Change In Control Severance Agreements

The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers’ continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least 6 months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within 3 years after a change in control, as defined in the agreement, the officer’s employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) the officer’s annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years, (b) continuation for 36 months of medical, dental, accident and life insurance benefits and (c) 36 months additional service credit under the Company’s executive insurance and post-retirement health care programs. In the case of Mr. Ryan, these benefits would also be payable if he voluntarily terminated his employment for any reason within one year after a change in control. The benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the Internal Revenue Code. Except in the case of Mr. Ryan, the limitation will not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

Director Compensation

In 2005 directors who are not employees of the Company or one of its subsidiaries were paid a retainer at the rate of $7,500 per quarter and $750 for each day of a Board meeting and $1,200 for each meeting of a Committee of the Board that they attended. Non-employee directors who serve as Chair of a Board Committee receive an additional retainer of $2,500 per quarter in the case of the Audit Committee and $1,250 per quarter in the case of the Compensation Committee and the Nominating and Corporate Governance Committee.

The 1990 Non-Employee Directors’ Stock Option Plan (the “DSOP”) was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares which may be issued under the DSOP is limited to 450,000 shares of Common Stock. Under the DSOP, directors who are not employees of the Company or a subsidiary receive on the third business day following each annual meeting stock option grants having a grant date value under the Black-Scholes option pricing model equal to 75% of the annual directors’ retainer and grants of restricted stock having a grant date market value equal to 125% of the annual directors’ retainer. The options will have an option price equal to the market value on the grant date, will become exercisable three years from the date of grant and will expire ten years from the date of grant. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited, and exercisable options will remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director. The restricted shares will vest on the date of the third annual meeting following the date of grant. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement. Pursuant to the terms of the DSOP, on May 13, 2005 directors Campbell, Cederna, Hotopp, Pearse, Shaw, Unkovic and Witmer were each granted an option to purchase 1,109 shares of Common Stock at an option price of $44.36 and 704 shares of restricted stock.

Prior to April 1, 2001, directors who retired from the Board after completing at least 5 years of service as a director were entitled under the Retirement Plan for Directors to receive a lifetime quarterly retirement allowance, beginning when the sum of their age and years of service equals or exceeds 75, in an amount equal to the quarterly directors’ retainer payable at the time of their retirement. Effective April 1, 2001, benefits under the Plan were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to (a)(1) the director’s years of service as of April 1, 2001 divided by (2) the years of service at the date the sum of the director’s age and years of service would equal 75, times (b) the $5,000 quarterly retainer amount previously in effect. Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

Nominating and Corporate Governance Committee Procedures

The current members of the Nominating and Corporate Governance Committee are directors Cederna, the Chairman, Campbell and Unkovic, whose terms as Committee members will expire at the 2006 organizational meeting of the Board to be held on the date of the Annual Meeting of Shareholders. The Board has determined that each of the current members of the Committee is independent as defined in the listing standards of the New York Stock Exchange.

The Committee has a written charter which is available in the Investor Relations section of the Company’s Internet website at www.MSAnet.com.

The Committee will consider nominees brought to the attention of the Board by a shareholder, a non-management director, the chief executive officer, any other executive officer, a third-party search firm or other appropriate sources. The fundamental criterion for selecting a prospective director of the Company shall be the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a commitment to the mission of the Company are essential. Other criteria used in connection with selecting prospective directors shall include skills and experience needed by the Board, diversity, commitment and any other factor considered relevant by the Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

Any shareholder who desires to have an individual considered for nomination by the Committee must submit a recommendation in writing to the Corporate Secretary, at the Company’s address appearing on page 1, not later than November 30 preceding the annual meeting at which the election is to be held. The recommendation should include the name and address of both the shareholder and the candidate and the qualifications of the candidate recommended.

The Committee does not at this time have a formal process for identifying and evaluating nominees for director. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by a shareholder.

Shareholder Communications

A shareholder who wishes to communicate with the Board, a Committee of the Board or any individual director or group of directors may do so by sending the communication in writing, addressed to the Board, the Committee, the individual director or group of directors, c/o Corporate Secretary, at the Company’s address appearing on page 1.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company’s financial reports. The Committee operates pursuant to a written charter which was approved by the Board of Directors and is available in the Investor Relations section of the Company’s website at www.MSAnet.com. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange and Securities and Exchange Commission Rule 10A-3.

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the adequacy of its internal controls. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company’s audited financial statements fairly present the Company’s consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2005 and has discussed the financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2005. The Audit Committee has received from the independent registered public accounting firm written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent registered public accounting firm. The Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 by discussing with management and PwC (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 (“Management’s Assessment”); (ii) PwC’s opinion of Management’s Assessment and (iii) PwC’s opinion of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Audit Committee of the Board of Directors.

Thomas H. Witmer, Chairman

Calvin A. Campbell, Jr.

James A. Cederna

Diane M. Pearse

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Among S&P 500 Index, Russell 2000 Index and Mine Safety Appliances Company

Set forth below is a line graph and table comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 2005 of $100 invested on December 31, 2000 in each of the Company’s Common Stock, the Standard & Poor’s 500 Composite Index and the Russell 2000 Index. Because its competitors are principally privately held concerns or subsidiaries or divisions of corporations engaged in multiple lines of business, the Company does not believe it feasible to construct a peer group comparison on an industry or line-of-business basis. The Russell 2000 Index, while including corporations both larger and smaller than the Company in terms of market capitalization, is composed of corporations with an average market capitalization similar to that of the Company.

STOCK OWNERSHIP

Under regulations of the Securities and Exchange Commission, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, “beneficial ownership” of the Company’s stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Management

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and 4 1/2% Cumulative Preferred Stock as of February 17, 2006 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

	Common Stock						4 1/2% Cumulative Preferred Stock
	Amount and Nature of Beneficial Ownership
	Non-Trust Shares (1)		Trust Shares (2)		Total Common Stock	Percent of Class (1)	Amount and Nature of Beneficial Ownership		Percent of Class
John T. Ryan III	1,869,886	(3)	3,148,733	(4)	5,018,619	12.45%	187		1.00%
Calvin A. Campbell, Jr.	53,152		—		53,152	0.13%	—		—
James A. Cederna	14,710		—		14,710	0.04%	—		—
Thomas B. Hotopp	56,208	(3)	—		56,208	0.14%	—		—
Diane M. Pearse	4,456		—		4,456	0.01%	—		—
L. Edward Shaw, Jr.	635,832	(3)	—		635,832	1.61%	—	(3)	—
John C. Unkovic	22,471		2,076,397	(4)	2,098,868	5.31%	93	(4)	0.50%
Thomas H. Witmer	31,552		—		31,552	0.08%	—		—
James H. Baillie	91,176		120,021	(5)	211,197	0.53%	—		—
Rob Cañizares M.	93,914	(3)	120,021	(5)	218,935	0.55%	—		—
William M. Lambert	211,880	(3)	120,021	(5)	331,901	0.84%	—		—
Dennis L. Zeitler	77,196		120,021	(5)	197,217	0.50%	—		—
All executive officers and directors as a group (17 persons)	3,498,799	(3)	4,314,274	(5)	7,813,073	19.10%	280		1.50%

(1)	The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP: Mr. Ryan, 750,052 shares; Mr. Campbell, 27,844 shares; Mr. Cederna, 7,876; Mr. Hotopp, 24,651 shares; Ms. Pearse, 2,638 shares; Mr. Shaw, 27,844 shares; Mr. Unkovic, 1,109 shares; Mr. Witmer, 18,142 shares; Mr. Baillie, 64,874 shares; Mr. Cañizares, 48,343 shares; Mr. Lambert, 129,997 shares; Mr. Zeitler, 40,668 shares; and all directors and executive officers as a group, 1,355,643 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan, 32,524 shares; Mr. Campbell, 2,283 shares; Mr. Cederna, 2,283 shares; Mr. Hotopp, 2,283 shares; Ms. Pearse, 1,818 shares; Mr. Shaw, 2,283 shares; Mr. Unkovic, 2,283 shares; Mr. Witmer, 2,283 shares; Mr. Baillie, 11,734 shares; Mr. Cañizares, 9,966 shares; Mr. Lambert, 15,268 shares; Mr. Zeitler, 10,675 shares; and all directors and executive officers as a group, 119,585 shares.

(2)	The shares in this column are those as to which the director or officer holds voting and/or investment power as a fiduciary or otherwise under the terms of a trust instrument. In certain cases, the director or officer is also among the beneficiaries of the trust.

(3)	Includes shares of Common Stock as to which voting and investment power is shared with the spouse as follows: Mr. Ryan, 147,282 shares; Mr. Hotopp, 29,274 shares; Mr. Shaw, 190,106 shares; Mr. Cañizares, 40,605 shares; Mr. Lambert, 66,615 shares; and all directors and executive officers as a group, 520,924 shares. Amounts shown do not include 518,420 shares of Common Stock held by Mr. Ryan’s wife, including 160,357 shares held as trustee. The amount shown for Mr. Shaw does not include 1,701,367 additional shares of Common Stock, including 1,267,443 shares held as trustee, and 721 shares of 4 1/2% Cumulative Preferred Stock held by Mr. Shaw’s wife. The amount shown for Mr. Cañizares does not include 6,600 additional shares of Common Stock held by Mr. Cañizares’ wife, as trustee.

(4)	Includes 1,996,046 shares of Common Stock as to which Mr. Ryan and Mr. Unkovic share voting and investment power, in certain cases with other persons, as co-trustees. The amount shown for Mr. Ryan also includes 964,237 additional shares of Common Stock as to which Mr. Ryan shares voting and investment power with other persons as co-trustees. Mr. Unkovic also holds 93 shares of 4½% Cumulative Preferred Stock as trustee.

(5)	The Company has established a Stock Compensation Trust which holds 3,000,525 shares of Common Stock which are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 120,021 shares of Common Stock each for Messrs. Baillie, Cañizares, Lambert and Zeitler, and 1,080,189 shares of Common Stock for all directors and executive officers as a group, as to which such persons and other executive officers of the Company have such voting and investment power. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

5% Beneficial Owners

As of February 17, 2006, to the best of the Company’s knowledge, six persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of John T. Ryan III and John C. Unkovic appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The PNC Financial Services Group, Inc. PNC Bank Building Pittsburgh, Pennsylvania 15265	3,167,455(1)(2)	8.01%

Bruce S. Sherman 8889 Pelican Bay Blvd. Naples, FL 34108	4,768,213(3)	12.06%

Gregg J. Powers 8889 Pelican Bay Blvd. Naples, FL 34108	4,729,913(3)	11.96%

Private Capital Management, Inc. 8889 Pelican Bay Blvd. Naples, FL 34108	4,729,913(3)	11.96%

(1)	All shares are held by subsidiaries of The PNC Financial Services Group, Inc. in various fiduciary capacities. The subsidiaries have sole voting and investment power with respect to 159,880 and 134,170 shares, respectively, and share voting and investment power with respect to 0 and 3,008,875 shares, respectively.

(2)	Includes 3,000,525 shares of Common Stock held by the Company’s Stock Compensation Trust, as to which investment power is shared with certain executive officers of the Company and other holders of stock options under Company plans. See footnote (5) to the immediately preceding table.

(3)	According to a Schedule 13G filed February 14, 2006, Mr. Sherman is CEO and Mr. Powers is President of Private Capital Management, Inc., an investment advisor (“PCM”), and in that capacity share voting and investment power with PCM over 4,729,913 shares of Common Stock which PCM holds on behalf of its clients. Mr. Sherman has sole voting and investment power over 38,300 additional shares of Common Stock.

Beneficial Ownership of Ryan Family

The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company’s Common Stock by the Ryan family. As of February 17, 2006, members of the extended family of John T. Ryan III, including trusts for their benefit, beneficially owned to the knowledge of the Company an aggregate of approximately 11,350,000 shares of Common Stock, representing approximately 28.2% of the outstanding shares.

Shareholder Rights Plan

The Company has established a shareholder rights plan intended to promote continuity and stability, deter coercive or partial offers and other unfair takeover tactics which will not provide fair value to all shareholders, and enhance the Board’s ability to represent all shareholders and thereby maximize shareholder values.

Under the plan, each share of Common Stock presently outstanding or which is issued hereafter prior to the Distribution Date (defined below) is granted one-ninth of a Right. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the “Preferred Shares”) at a price of $225.00 per one one-thousandth of a Preferred Share, subject to adjustment in the event of stock dividends and similar events occurring prior to the Distribution Date. Each one one-thousandth of a Preferred Share would have voting, dividend and liquidation rights which are the approximate equivalent of one share of Common Stock.

The Rights are not exercisable until the Distribution Date, which is the earlier to occur of (i) 10 days following a public announcement that a person (an “Acquiring Person”) has acquired beneficial ownership, as defined in the Rights Agreement, of 15% or more of the outstanding Common Stock or (ii) 10 business days (unless extended by the Board of Directors) following the commencement of a tender offer or exchange offer which would result in the beneficial ownership by a person of 15% or more of the outstanding Common Stock. Until the Distribution Date, the Rights will be transferred only with the Common Stock, and the transfer of a share of Common Stock will also constitute the transfer of the associated Right. Following the Distribution Date, separate certificates evidencing the Rights will be mailed to record holders of Common Stock on the Distribution Date, and the Rights will then become separately tradable. In determining whether an individual or a qualifying nonbusiness entity has become an Acquiring Person, shares of Common Stock held continuously on and after February 10, 1997, or acquired by gift or inheritance from another individual or qualifying entity which held them on that date, are excluded from the 15% beneficial ownership calculation.

In the event that any person becomes an Acquiring Person (other than pursuant to certain qualifying tender or exchange offers approved by the Board) and after expiration of the period during which the Rights may be redeemed, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise shares of Common Stock (or in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Right. In the event that after the first public announcement that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (other than a merger pursuant to certain qualifying tender or exchange offers) or 50% or more of its assets or earning power are sold, each holder of a Right, other than Rights beneficially owned by the Acquiring Person or its associates or affiliates (which will be void), will thereafter have the right to receive upon exercise of the Right, shares of common stock of the acquiring company having a market value of two times the exercise price of the Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person of 50% or more of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

At any time prior to 10 days after the public announcement of an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a redemption price of $.01 per Right. Prior to the Distribution Date, the terms of the Rights may be amended by the Board of Directors in any respect whatever, without the consent of the holders of the Rights, except that the redemption price, the expiration date of the Rights, the exercise price or the number of Preferred Shares for which a Right is exercisable may not be amended. After the Distribution Date, the Board may amend certain time periods and other provisions relating to the Rights, except that the time period for redemption of the Rights may not be amended after the Rights have become nonredeemable. The Rights will expire on February 21, 2007 unless earlier redeemed or exchanged by the Company as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all 2004 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

PROPOSAL NO. 3

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Because of the importance to the shareholders of having the Company’s financial statements audited by an independent registered public accounting firm, it is the opinion of the Board of Directors that the selection of the independent registered public accounting firm should be submitted to the shareholders. The Board of Directors and its Audit Committee recommend that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

The following table sets forth PricewaterhouseCoopers LLP fees billed to the Company for professional services related to 2005 and 2004:

	2005	2004
Audit Fees	$1,619,758	$2,194,136
Audit-Related Fees (1)	252,956	159,395
Tax Fees (2)	701,172	567,562
All Other Fees	0	0

(1)	Audit-related fees were primarily for consultation concerning financial and accounting reporting standards, employee benefit plan audits and due diligence related to acquisitions.

(2)	Tax fees consisted of tax compliance, tax advice and tax planning services.

The charter of the Audit Committee requires that the Audit Committee approve in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm, subject to the statutory exception for de minimus non-audit services. For 2005 and 2004, all services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee pursuant to the pre-approval policy.

Board Recommendation and Required Vote

The Board of Directors and the Audit Committee recommend a vote for the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See “Election of Directors” for information concerning the Audit Committee of the Board of Directors.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider another independent registered public accounting firm for 2007.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Company (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2005 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

2007 SHAREHOLDER PROPOSALS

The Company’s bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting, or November 30, 2006 for the Company’s Annual Meeting in 2007.

The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2006, this deadline would also be November 30, 2006.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page 1. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF 4 1/2% CUMULATIVE PREFERRED STOCK OF

MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Thursday, May 11, 2006, at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors:    The election of two directors for a term of three years;

(2)    Election of Director:    The election of one director for a term of one year;

(3)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2006;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 17, 2006 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting even though as a holder of 4 1/2% Cumulative Preferred Stock you have no voting rights.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

            Secretary

March 30, 2006

MINE SAFETY APPLIANCES COMPANY

Annual Meeting of Shareholders

Thursday, May 11, 2006

9:00 a.m.

121 Gamma Drive

RIDC Industrial Park

Pittsburgh, PA 15238

Mine Safety Appliances Company

This proxy is solicited on behalf of the Board of Directors.

Proxy—Mine Safety Appliances Company—2006 Annual Meeting of Shareholders

The undersigned hereby appoints JOHN T. RYAN III, WILLIAM M. LAMBERT and DOUGLAS K. MCCLAINE, or any of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders and any adjournment thereof:

This proxy will be voted as directed, or, if no direction is given, FOR items 1, 2 and 3 below. A vote FOR item 1 or 2 includes discretionary authority to vote for a substitute if the nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 Below:

1. Election of two Directors for a term expiring in 2009. Nominees: 01 Thomas B. Hotopp 02 John T. Ryan III	☐ Vote FOR ☐ Vote WITHHELD all nominees from all nominees (except as specified below)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box provided to the right.)
2. Election of one Director for a term expiring in 2007. Nominee: 03 Calvin A. Campbell, Jr.	☐ Vote FOR ☐ Vote WITHHELD the nominee from the nominee

3. Selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box Indicate changes below: ☐

Date                                                                                 , 2006

Signature (s) in Box

Please sign exactly as your name appears hereon. FOR JOINT
ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When
signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.